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                                  EXHIBIT 5.3

                              AMERICA WEST AIRLINES
                                   LETTERHEAD



                               September 13, 2001


Vedder, Price, Kaufman & Kammholz
805 Third Avenue
New York, NY  10022-2203

       Re:   America West 2001-1 EETC Offering

Ladies and Gentlemen:

      I am the Vice President and General Counsel of America West Airlines, Inc., a Delaware corporation (the "Company"), and have acted in such capacity in connection with the transactions described in the Purchase Agreement dated as of May 17, 2001, among certain initial purchasers identified therein and the Company (the "Purchase Agreement"). All capitalized terms used herein and not otherwise defined herein shall have the respective meanings given those terms in the Purchase Agreement. This opinion letter is being furnished to you in connection with your rendering of an opinion to be filed as an exhibit to the registration statement on Form S-4 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission to register Pass Through Certificates, Series 2001-1G, Series 2001-1C and Series 2001-1D (the "New Certificates") in exchange for all outstanding Pass Through Certificates, Series 2001-1G, Series 2001-1C and Series 2001-1D (the "Old Certificates").

      In rendering the opinions set forth herein, I have examined such agreements, certificates, instruments, documents and records as I deemed necessary to express such opinions. I have relied, to the extent that I deem such reliance proper, upon certificates of officers of the Company and of government officials as to matters of fact not independently established by me.

       For purposes of this opinion, I have assumed (i) the genuineness of all signatures appearing on the documents examined by me, (ii) the authenticity of all documents submitted to me as originals, (iii) the conformity with the original documents of all documents submitted to me as copies and (iv) the due authorization, execution and delivery of the Pass Through Trust Agreements, the Exchange and Registration Rights Agreement and the forms of Old Certificates and New Certificates (each filed as an exhibit to the Registration Statement) (collectively, the "Documents") by each of the parties hereto other than the Company. The opinion is limited in all respects to the laws of the General Corporation Law of the State of Delaware and federal law of the United States of America.

       Based on the foregoing and subject to the qualifications and limitations set forth below, I am of the opinion that the Documents have been duly authorized, executed and delivered by the Company and the Company has the full power, authority and legal right to execute, deliver and perform each Document.
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America West 2001-1 EETC Offering
September 13, 2001
Page 2


       This opinion is for the benefit of and may be relied upon, in connection with the transactions contemplated by the Purchase Agreement, by Vedder, Price, Kaufman & Kammholz, its successors and assigns and its counsel. Otherwise, this opinion may not be used, published, circulated or relied upon by any other person for any purpose without my prior written consent. Notwithstanding the foregoing, I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the Company under the Heading "Legal Matters" in the Prospectus included in the Registration Statement. In giving such consent, I do not thereby admit that I am an "expert" within the meaning of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                             Very truly yours,

                                             /s/ Linda M. Mitchell
                                             Linda M. Mitchell
                                             Vice President and General Counsel